EXHIBIT 99.1

            Hooper Holmes

            Joseph Marone

            VP & Acting CFO

            (908) 766-5000

            Financial Dynamics

            Investors: Jonathan Birt / John Capodanno

            Media: Sean Leous

            (212) 850-5600

HOOPER HOLMES ANNOUNCES REVISED GUIDANCE FOR FULL YEAR 2005

BASKING RIDGE, NJ – October 7, 2005 – Hooper Holmes, Inc. (AMEX:HH) today announced revised revenue and earnings guidance for 2005. At the time Hooper Holmes announced its financial results for the second quarter of 2005 in late July, the Company communicated its expectation of 2005 revenues in the range of $340-350 million and 15-20% growth in diluted earnings per share in 2005 compared with the prior year figure of $0.16. These expectations were based on the stabilization of revenues in the Company’s core paramedical examination business, Portamedic. The Company now expects 2005 revenues in the range of $320-$330 million and diluted earnings per share to be approximately $.07 to $.09.

Factors cited in prior Company disclosures that have prompted the revised guidance for fiscal 2005, include:

•	The continuing decline in Portamedic revenues, which has been exacerbated by the loss of a major client (discussed in the Company’s Form 10-Q for the second quarter of 2005); and

•	Revenues of the Company’s Claims Evaluation Division (CED) remaining below expectations due primarily to reduced independent medical exam (IME) and peer review activity, particularly in New York State, where the government and insurance regulators have taken actions that have had a detrimental effect on the overall demand for IMEs from no-fault automobile insurance clients.

The anticipated decline in Portamedic and CED revenues represent approximately $0.06 of the decline in diluted earnings per share guidance. An additional $0.03 is attributable to the severance expense incurred in connection with the departures of the Company’s former CEO, James McNamee, and former CFO, Fred Lash, in the third quarter of 2005.

Ben Currier, the Company’s interim CEO, appointed in August 2005, commented, “Based on expected third quarter 2005 results it is appropriate to lower our financial guidance for fiscal 2005. The Company’s management fully understands the need to accelerate implementation of actions to reverse the decline in our top-line in certain of our businesses and extract greater cost efficiencies within the organization.”

The Company will update the market further on our third quarter conference call on November 1, 2005.

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Hooper Holmes, Inc. provides outsourced risk assessment services, including underwriting and claims information to the life, health, automobile, and workers’ compensation insurance industries. The Company provides these health information services through over 265 locations nationwide and in the United Kingdom.

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